Exhibit D1

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made by and between ARTIO GLOBAL INVESTMENT FUNDS, a business trust organized under the law of The Commonwealth of Massachusetts (the “Trust”), and ARTIO GLOBAL MANAGEMENT LLC, a limited liability company organized under the laws of the state of Delaware (the “Adviser”), as of April 21, 2010.

WHEREAS, the Trust desires to appoint the Adviser as the investment adviser with respect to those of its series which are listed on Schedule A to this Agreement as may be amended from time to time (each such series being referred to herein individually and collectively as the “Funds”);

NOW THEREFORE, the parties hereto hereby agree as follows:

          1.      Appointment of Adviser

           The Trust desires to employ the Funds’ capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in the Trust’s Master Trust Agreement, as the same may from time to time be amended, and in its Registration Statement as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Trust’s Registration Statement and Master Trust Agreement have been submitted to the Adviser. The Trust agrees to provide copies of all amendments to the Trust’s Registration Statement and Master Trust Agreement to the Adviser promptly upon effectiveness. The Trust desires to employ and hereby appoints the Adviser to act as investment adviser to the Funds. The Adviser accepts the appointment and agrees to furnish the services described herein for the compensation as described in Section 7 and set forth on Schedule A attached hereto. In the event that the Trust desires to retain the Adviser to render investment advisory services hereunder with respect to an additional fund, and the Adviser is willing to render such services, Schedule A shall be amended, whereupon such additional fund shall become a Fund hereunder.

          2.      Services as Investment Adviser

     Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser will act in accordance with the Trust’s Master Trust Agreement, the Investment Company Act of 1940 (the “1940 Act”) and the Investment Advisors Act of 1940, as the same may from time to time be amended, manage the Funds’ assets in accordance with its investment objective and policies as stated in the Trust’s Registration Statement as from time to time in effect, make investment decisions and exercise voting rights in respect of portfolio securities for the Funds and place purchase and sale orders on behalf of the Funds. In providing these services, the Adviser will provide investment research and supervision of the Funds’ investments and conduct a continual program of investment, evaluation, sale and reinvestment of the Funds’ assets. In addition, the Adviser will furnish the Funds with whatever statistical information the Funds may reasonably request with respect to the securities that the Funds may hold or contemplate purchasing.

          3.      Management Services

          Subject to the supervision and direction of the Board of Trustees of the Trust, the Adviser undertakes to perform the following services to the extent that no other party is obligated to perform them on behalf of the Funds: (a) assisting in the preparation of materials for meetings of the Board of Trustees, (b) coordinating and preparation of proxy statements and annual and semi-annual reports to the Funds’ shareholders, (c) preparing all general shareholder communications, including shareholder reports; (d) conducting shareholder relations; (e) investigating the development of and developing and implementing, if appropriate, management and shareholder services designed to enhance the value or convenience of the Funds as investment vehicles; (f) assisting in the preparation of the Funds’ tax returns; (g) assisting in the development, preparing and ongoing monitoring of the business continuity and crisis management programs for the Funds; (h) preparing and monitoring the Funds’ policies and procedures including valuation procedures, compliance procedures, affiliate procedures, risk management procedures and monitoring the investment policies, investment restrictions, and diversification requirements and taking all reasonable action in the performance of its obligations under this Agreement.; (i) providing the valuation and pricing of the Funds’ portfolios and reviewing and making recommendations for the valuation procedures for the Funds; and (j) monitoring the performance of, custodians, depositories, transfer and Fund pricing agents, Fund accountants, administrators, underwriters, pricing services and other persons retained or employed in any capacity deemed to be necessary or desirable and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

           In performing all services under this Agreement, the Adviser shall act in conformity with applicable law, the Trust’s Master Trust Agreement and By-Laws, and all amendments thereto, and the investment objective, investment policies and other practices and policies set forth in the Trust’s Registration Statement, as such Registration Statement and practices and policies may be amended from time to time.

          4.     Brokerage

           In executing transactions for the Funds and selecting brokers or dealers, the Adviser will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, the Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, the Adviser may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Trust and also to other accounts over which the Adviser or an affiliate exercises investment discretion.

          5.     Information Provided to the Trust

           The Adviser will use its best efforts to keep the Trustees informed of developments materially affecting the Funds, and will, on its own initiative, furnish the Trust from time to time whatever information the Adviser believes is appropriate for this purpose.

          6.     Standard of Care

           The Adviser shall exercise its best judgment in rendering the services described in paragraphs 2, 3 and 4 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Adviser against any liability to the Funds or their shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”). The Funds will indemnify the Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the person to be indemnified was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the person to be indemnified was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of non-party trustees who are not “interested persons” of the Trust or (b) an independent legal counsel in a written opinion.

          7.     Compensation

           In consideration of the services rendered pursuant to Section 2 through 4 of this Agreement, the Funds will pay the Adviser after the end of each calendar month while this Agreement is in effect a fee for the previous month calculated at an annual rate based on a percentage of the Funds’ average daily net assets as set forth in Schedule A.

           Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Funds’ net assets shall be computed at the times and in the manner specified in the Trust’s Registration Statement as from time to time in effect.

          8.     Expenses

           The Adviser will bear all expenses in connection with the performance of its services under this Agreement, including compensation of employees connected with investment and economic research, trading and investment management and administration of the Funds, as well as the fees of all Trustees of the Trust who are affiliated with the Adviser or any of its affiliates. The Funds will bear certain other expenses to be incurred in the operation, including: organizational expenses; taxes, interest, brokerage costs and commissions; fees of Trustees and Officers of the Trust who are not officers, directors, or employees of the Adviser, the Funds’ distributor or administrator or any of their affiliates; Securities and Exchange Commission fees; state Blue Sky qualification fees; charges of the custodian, any subcustodians, and transfer and dividend-paying agents; insurance premiums; outside auditing, pricing and legal expenses; costs of maintenance of the Trust’s existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of printing stock certificates; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of the Funds and of the officers or Board of Trustees of the Trust, membership fees in trade associations; litigation and other extraordinary or non-recurring expenses. In addition, the Funds will pay fees pursuant to any Distribution Plan adopted under Rule 12b-1 of the 1940 Act, and pursuant to any Shareholder Services Plan.

          9.     Services to Other Companies or Accounts

           The Trust understands that the Adviser has acted, now acts, will continue to act, or may in the future act, as investment adviser to fiduciary and other managed accounts or as investment adviser to one or more other investment companies, and the Trust has no objection to the Adviser so acting, provided that whenever the Funds and one or more other accounts or investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with procedures believed to be equitable to each entity. Similarly, opportunities to sell securities will be allocated in an equitable manner. The Trust recognizes that in some cases this procedure may adversely affect whether a position is acquired, and the size, price, or timing of the position that may be acquired or disposed of for the Funds. In addition, the Trust understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          10.     Term of Agreement

           This Agreement shall become effective on the later of the date set forth on Schedule A or the date this Agreement is approved by the shareholders of the Funds, and shall continue for an initial one-year or two-year term as designated on Schedule A, and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Funds’ outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board of Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days’ written notice, by the Board of Trustees of the Trust or by vote of holders of a majority of the Funds’ shares, or upon 60 days’ written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

          11.     Representation by the Trust

           The Trust represents that a copy of its Master Trust Agreement, dated April 30, 1992, together with all amendments thereto, is on file in the office of the Secretary of The Commonwealth of Massachusetts.

          12.     Limitation of Liability

           It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but bind only the trust property of the Funds, as provided in the Master Trust Agreement of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees and the sole shareholder of Funds’ shares and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Funds as provided in its Master Trust Agreement. The obligations of this Agreement shall be binding only upon the assets and property of the Funds and not upon the assets and property of any other sub-trust of the Trust.

          13.     Confidentiality and Privacy Policy

                    (a)      The Adviser will treat as confidential all records and other information (“Confidential Information”) relative to the Funds and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as required by applicable policy, law, regulation or court order or as directed by the Funds in writing. Upon termination of this Agreement, the Adviser shall promptly, upon demand, return to the Funds all Confidential Information within its control, except that the Adviser may retain copies for its records. Each party shall safeguard confidential information disclosed by the other using the same degree of care it uses to safeguard its own confidential information and, in no event, less than a reasonable degree of care. Each party’s obligation under this paragraph shall survive following termination of this Agreement.

                    (b)      The Adviser acknowledges that nonpublic customer information (as defined in Regulation S-P, including any amendments thereto) of customers of the Funds received by the Adviser is subject to the limitations on redisclsoure and reuse as set forth in such Regulations and the Funds’ privacy policy, and agrees such information shall not be disclosed to any third party except in conformity with the Funds’ privacy policy and Regulation S-P.

          14.     Use of the Name

                  The Adviser hereby consents to the use by the Trust of the Adviser’s name as part of the Trust’s name; provided, however, that such consent shall be conditioned upon the employment of the Adviser or one of its affiliates as the investment adviser of the Trust. The Adviser’s name or any variation thereof may be used from time to time in other connections and for other purposes by the Adviser and its affiliates and other investment companies that have obtained consent to the use of the Adviser’s name. The Adviser shall have the right to require the Trust to cease using its name as part of the Trust’s name if the Trust ceases, for any reason, to employ the Adviser or one of its affiliates as the Trust’s investment adviser. Future names adopted by the Trust for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions. If the Adviser requires the Trust to change its name, the Adviser shall pay, or reimburse the Trust, for all expenses associated with such name change.

          15.     Amendments of the Agreement

                   This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Trust, except for any such amendment as may be effected in the absence of such approval without violating the 1940 Act.

          16.     Entire Agreement

          This Agreement constitutes the entire agreement between the parties hereto.

          17.     Governing Law

           This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of New York without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers as of the date first written above.

ARTIO GLOBAL INVESTMENT FUNDS,
On Behalf of the Funds Listed on Schedule A

By:	/s/ Antoine Bernheim
Name:	Antoine Bernheim
Title:	Chairman of the Board of Trustees

By:	/s/ John Whilesmith
Name:	John Whilesmith
Title:	Secretary

By:	/s/ Alex Bogaenko
Name:	Alex Bogaenko
Title:	Treasurer

ARTIO GLOBAL MANAGEMENT LLC

By:	/s/ Anthony Williams
Name:	Anthony Williams
Title:	Chief Operating Officer

By:	/s/ Francis Harte
Name:	Francis Harte
Title:	Chief Financial Officer

SCHEDULE A

to the

Artio Global Investment Funds

INVESTMENT ADVISORY AGREEMENT

          This Schedule A, dated as of December 16, 2010, is Schedule A to the Investment Advisory Agreement dated as of April 21, 2010, between Artio Global Management LLC and Artio Global Investment Funds.

Name of Fund	Fee	Initial Term of Agreement*

	(as a percentage of net assets)
International Equity Fund	0.90% of the first $7.5 billion in average daily net asset; 0.88% on next $2.5 billion in average daily net assets; and 0.85% on daily net assets over $10 billion	one-year
International Equity Fund II	0.90% of the first $7.5 billion in average daily net asset; 0.88% on next $2.5 billion in average daily net assets; and 0.85% on daily net assets over $10 billion	one-year
Local Emerging Markets Debt Fund	0.70%	one-year
Total Return Bond Fund	0.35%	one-year
Global High Income Fund	0.65%	one-year
U.S. Microcap Fund	1.25%	one-year
U.S. Smallcap Fund	0.95%	one-year
U.S. Midcap Fund	0.80%	one-year
U.S. Multicap Fund	0.75%	one-year

*The Agreements are subject to annual approval by each Fund’s Board of Trustees.